November 29, 2007

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:  Jayhawk Energy, Inc. (formerly Bella Trading Company, Inc.)
       EIN: 20-0990109

Commissioners:

We were previously the principal accountants for Jayhawk Energy, Inc. (formerly Bella Trading Company, Inc.), and we reported on the financial statements of Bella Trading Company, Inc. as of September 30, 2006 and 2005, for the years ended September 30, 2006 and 2005 and for the period from April 5, 2004 (inception) through September 30, 2006.  We have not provided any audit services to Jayhawk Energy, Inc. since the audit of the September 30, 2006 financial statements.  On November 28, 2007, we were dismissed as principal accountants.

We have read the Company's statements included under Item 4.01 of its Form 8-K dated November 28, 2007.  We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K.  We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Englewood, Colorado